Exhibit 99.7

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by James E. Perry
Vice President and Chief Financial Officer
February 17, 2011

Thank you, Bill, and good morning everyone.

My comments relate primarily to the fourth quarter of 2010. We will file our form 10-K later today. For the fourth quarter of 2010, Trinity reported earnings of 22 cents per common diluted share. This compares to earnings of 19 cents per common diluted share in the fourth quarter of 2009. The results for the fourth quarter of 2010 include an after tax charge of $3.7 million, or 4 cents per common diluted share, related to the retirement of our 6.5% Senior Notes that were scheduled to mature in 2014.

Revenues for the fourth quarter were $652 million compared to $508 million in the same quarter last year. For the fourth quarter, Trinity’s EBITDA was $122 million compared to $100 million in the same quarter of 2009. The reconciliation of EBITDA was provided in the press release yesterday.

Rail Group revenues increased sequentially over the third quarter by 56% to $205 million. The operating profit for the Rail Group during the fourth quarter was $8.8 million, resulting in a 4.3% margin. The railcar order backlog grew to approximately $458 million as of December 31, 2010, of which $111 million is scheduled for delivery to our lease fleet.

Our Railcar Leasing and Management Services Group reported revenues in the fourth quarter of $135 million, which included $17 million of revenues from the sale of railcars from the lease fleet. Operating profit totaled $56.7 million, including $2.3 million of profit from railcar sales from our fleet.

Included in our results is a contribution from TRIP of approximately 2 cents of earnings per common diluted share. We expect to see a similar contribution from TRIP going forward, assuming TRIP’s current operating metrics remain relatively consistent along with our share count. As a reminder, Trinity’s equity interest in TRIP is approximately 57% as of December 31, 2010.

The Inland Barge Group generated fourth quarter revenues of $127 million and operating profit of $16.8 million, resulting in a margin of 13.3%. During the fourth quarter, our barge business received orders totaling $119 million. The backlog as of December 31, 2010 was $508 million, an increase of 59% year over year.

Revenues for our Construction Products Group were $129 million in the fourth quarter compared to $115 million a year ago. This group reported operating profit of $6.7 million compared to $5.5 million in the same period a year ago.

During the fourth quarter, the Energy Equipment Group’s revenues were $108 million, including $54 million from the wind towers business. Operating profit for the group was $5.2 million, resulting in an operating margin of 4.8%. The backlog for the wind towers business as of December 31, 2010 was approximately $1 billion.

I will now discuss our balance sheet and capital structure. At December 31, we had $395 million available under the leasing warehouse facility and $345 million available under Trinity’s revolving credit facility after accounting for $80 million in letters of credit. Combined with our unrestricted cash and short-term marketable securities balance of $512 million, our total liquidity position was more than $1.2 billion at the end of the fourth quarter.

During the fourth quarter, our Leasing Company executed a non-recourse railcar lease financing transaction in an amount of $369 million with an approximate 11-year average life. This transaction has a coupon of 5.19%, which provides us with attractively priced long-term capital. We used a portion of the proceeds to pay down $55 million of our warehouse facility and redeem all of our $201.5 million Senior Notes that were scheduled to mature in 2014. These transactions reduced the company’s overall borrowing rate and extended the maturity profile of the financed assets. We increased our liquidity position with the remaining proceeds from this debt issuance, enhancing our ability to pursue internal and external investment opportunities, including the growth of our leasing business.

Subsequent to quarter end, Trinity announced the renewal of our $475 million railcar leasing warehouse facility through February 2013 with more favorable terms and pricing. This facility has supported the growth of our lease fleet and will continue to provide us with the capital needed to sustain its growth.

I will now discuss our forward-looking guidance.

We expect earnings per share for the Company to be between 15 and 20 cents in the first quarter of 2011. During this period of relatively low levels of railcar deliveries, our product mix and ratio of railcars being sold to external customers vs. our lease fleet may vary substantially from quarter to quarter which can have an impact on our earnings. During the first quarter, we expect that deliveries to our leasing company will be quite a bit higher than in the fourth quarter of 2010. This will result in a first quarter elimination of approximately $100 million in consolidated revenues and between 6 and 8 cents per diluted share as we deliver these railcars to our lease fleet. Until we have further clarity on the levels of orders for our leasing company, it is difficult to provide guidance regarding the investment that we expect to make in our lease fleet beyond the first quarter.

We anticipate that the Rail Group will report revenues of between $210 and $230 million with an operating margin of between 2% and 4% for the first quarter of 2011. Inland Barge revenues are expected to be between $130 and $140 million in the first quarter with an operating margin in the range of 11% to 13%. Revenues for the Energy Equipment Group are expected to be approximately $130 to $140 million in the first quarter with margins anticipated to be between 5% and 7%.

We expect earnings per share of between 45 and 60 cents for the first half of 2011. While positive trends are developing for the key drivers of the Company’s businesses, the continuing uncertainty regarding the pace of economic recovery makes it difficult at this time to provide earnings guidance beyond the first half of the year.

We remain well positioned with a diversified portfolio of businesses, a strong balance sheet and solid operating cash flows. Our continued focus on liquidity firmly positions us to capitalize on business opportunities as they arise. Our operator will now prepare us for the question and answer session.

Q&A Session